Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors

Tennant Company:

We consent to the incorporation by reference in the registration statements No. 33-59054 on Form S-8, relating to the Tennant Company 1992 Stock Incentive Plan, No. 333-84374 on Form S-8 relating to the Tennant Company Restricted Stock Plan for Non-Employee Directors, No. 33-62003 on Form S-8, relating to the Tennant Company 1995 Stock Incentive Plan, No. 333-28641 on Form S-8, relating to the Tennant Company Non-Employee Director Stock Option Plan, No. 333-73706 on Form S-8, relating to the Tennant Company 1999 Stock Incentive Plan, No. 333-51531 on Form S-8, relating to the Tennant Commercial Retirement Savings Plan, No. 333-84372 on Form S-8 relating to the 1998 Management Incentive Plan, and No. 2-86844 on Form S-8, relating to the Tennant Company Profit Sharing and Employee Stock Ownership Plan of our reports dated February 5, 2002, except as to note 2, which is dated March 24, 2003 with respect to the consolidated balance sheets of Tennant Company as of December 31, 2001 and 2000, and the related consolidated statements of earnings, cash flows, and stockholders’ equity and comprehensive income for each of the years in the three-year period ended December 31, 2001, and the related consolidated financial statement schedule, which reports appear in or are incorporated by reference in the December 31, 2001, annual report on Form 10-K of Tennant Company.

Our report dated February 5, 2002, except for note 2 which is as of March 25, 2003, contains an explanatory paragraph that states that the accompanying consolidated balance sheets as of December 31, 2001 and 2000, and the related consolidated statements of earnings, shareholders’ equity and comprehensive income, and cash flows for the three years ended December 31, 2001, 2000 and 1999 have been restated.

/s/ KPMG LLP

Minneapolis, Minnesota
March 25, 2003